Exhibit (a)(1)(K)

     [FORM OF E-MAIL CONFIRMATION OF PARTICIPATION IN OPTION EXCHANGE OFFER]


To:      Name of Option Holder

CONFIRMATION OF PARTICIPATION IN OPTION EXCHANGE OFFER

Our exchange offer expired at 11:59 p.m., Eastern Standard Time, on _______, 2006. This message confirms that on _______, 2007 we accepted for exchange and canceled the eligible option(s) you tendered for exchange with your Letter of Transmittal. Upon the terms and conditions described in the Offer to Exchange and your Letter of Transmittal, on _______, 2007 we granted to you in replacement of your canceled option(s) Restricted Stock Awards if the options you exchanged were vested as of August 31, 2006 and/or Deferred Stock Unit Awards if the options you exchanged were not vested as of August 31, 2006. Shortly, you will receive an award agreement for each such grant (in the form previously reviewed by you, but with the blanks filled in), which you will be required to sign and return to Bluefly in accordance with instructions that will be provided.

If you have any questions, please call Kara Jenny or send an e-mail at optionexchange@bluefly.com.

Thank you.